EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2008 Fourth Quarter and 2008 Earnings

Austin, Texas, March 9, 2009 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today fourth quarter 2008 consolidated net earnings of $10.9 million, or $3.06 per diluted Class A common share, compared with consolidated net earnings of $29.2 million, or $8.22 per diluted Class A common share, for the fourth quarter of 2007. For the year ended December 31, 2008, the Company reported consolidated net earnings of $33.6 million, or $9.48 per diluted Class A common share, compared with $85.4 million, or $23.95 per diluted Class A common share, a year ago. The Company’s book value per share was $271.99.

Net earnings for the quarter and year ended December 31, 2008 included after-tax investment losses of $2.8 million and $17.0 million, or $0.79 and $4.80 per diluted Class A share, respectively. The after-tax investment losses were substantially the result of other-than-temporary impairments on bond holdings in which the fair values of securities declined significantly below their book value to the Company. Generally accepted accounting principles (GAAP) require that securities be written down in such situations even if the Company has the intent to hold the securities to maturity. Mr. Moody indicated that the Company’s investment losses were a reflection of the current economic crisis. “We are fortunate to incur minimal investment losses on a $6 billion investment portfolio, particularly in light of what other life insurers have been reporting in their year-end earnings releases. The financial markets have become extremely volatile and illiquid which combined with stringent GAAP requirements make it difficult to avoid substantial investment losses,” Mr. Moody stated.

Operating revenues, excluding realized investment gains (losses) and realized and unrealized gains (losses) on index options, totaled $128.2 million for the quarter ended December 31, 2008, compared to $126.6 million reported in the fourth quarter of 2007, while operating revenues for the year increased 3% to $503.0 million in 2008 from $487.7 million in 2007. Mr. Moody noted, “The increase in top line revenues in a challenging environment, both in the Unites States and globally, is a noteworthy achievement. However, the economic meltdown is pressuring our ability to generate earnings from these operating revenues as our gross profit margins are compressed requiring us to write off deferred policy acquisition costs more rapidly than what we had envisioned.”  Mr. Moody stated that the Company’s pre-tax amortization of deferred policy acquisition costs increased from $88.4 million in 2007 to $127.2 million in 2008.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 300 employees and 9,100 contracted independent agents, brokers and consultants, and at December 31, 2008, maintained total assets of $6.8 billion, stockholders' equity of $1.0 billion, and life insurance in force of $18.8 billion.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Revenues, excluding investment and index
options gains (losses)	$128,249	126,568	502,982	487,672
Realized and unrealized losses on
index options	(12,852)	(27,600)	(65,676)	(16,662)
Realized gains (losses) on investments	(4,297)	596	(26,228)	3,497
Total revenues	$111,100	99,564	411,078	474,507

Earnings:
Earnings from operations	$13,646	28,839	50,690	83,098
Net realized gains (losses) on investments	(2,793)	387	(17,048)	2,273
Net earnings	$10,853	29,226	33,642	85,371

Basic Earnings Per Class A Share:
Earnings from operations	$3.87	8.19	14.38	23.59
Net realized gains (losses) on investments	(0.79)	0.11	(4.84)	0.65
Net earnings	$3.08	8.30	9.54	24.24

Basic Weighted Average Class A Shares	3,426	3,422	3,425	3,422

Diluted Earnings Per Class A Share:
Earnings from operations	$3.85	8.11	14.28	23.31
Net realized gains (losses) on investments	(0.79)	0.11	(4.80)	0.64
Net earnings	$3.06	8.22	9.48	23.95

Diluted Weighted Average Class A Shares	3,442	3,456	3,448	3,464

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com